Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

October 27, 2005
Avnet, Inc. Reports First Quarter Fiscal Year 2006 Results
Integration Synergies Exceeding Expectations
Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported revenues of $3.27 billion for its first quarter fiscal 2006, which ended October 1, 2005, up 25.7% over first quarter fiscal 2005 revenues of $2.60 billion. The prior year quarter did not include revenues of Memec Group Holdings, Inc. (“Memec”), which was acquired on July 5, 2005. Revenues were up 2.6% over the prior year first quarter adjusted to include Memec’s sales of $585 million in the first quarter fiscal 2005. Net income for first quarter fiscal 2006, which includes certain charges that are described below, was $24.9 million, or $0.17 per share on a diluted basis, as compared with net income of $36.3 million, or $0.30 per share on a diluted basis, for first quarter fiscal 2005. First quarter fiscal 2006 net income and diluted earnings per share, excluding such charges, were $44.9 million and $0.31, up 23.6% and 3.3% respectively, as compared with first quarter fiscal 2005.
The results for the first quarter fiscal 2006 included charges for the following items, the mention of which management believes is useful to investors when comparing operating performance results with previous periods. More detail on these charges is included in the Non-GAAP Financial Information section on page 4 of this press release.
•	Restructuring charges and integration costs, including severance, reserves for non-cancelable lease commitments and write-downs of certain owned assets, IT-related initiatives and other charges resulting primarily from the Company’s acquisition and integration of Memec.

•	Debt extinguishment costs and duplicative net interest expense associated with the Company’s early repurchase of $254 million of the Company’s 8.00% Notes due November 15, 2006 with the net proceeds from the issuance of $250 million principal amount of 6.00% Notes due September 1, 2015.

•	Stock compensation expense resulting from the Company’s adoption of the Statement of Financial Accounting Standard No. 123R (“SFAS 123R”) and modifications to stock based compensation plans in first quarter fiscal 2006.

	Operating
	Income	Pre-tax Income	Net Income	Diluted EPS
	($ in thousands, except per share data)
GAAP results	$70,677	$37,160	$24,897	$0.17
Adjustments:
Restructuring and integration costs (primarily Memec acquisition-related)	13,786	13,786	10,006	0.07
Debt extinguishment costs and duplicative net interest expense	—	12,769	7,719	0.05
Stock-based compensation expense	3,781	3,781	2,286	0.02

Total adjustments	17,567	30,336	20,011	0.14

Adjusted results	$88,244	$67,496	$44,908	$0.31

First quarter fiscal 2006 operating income of $70.7 million, including certain charges described in the table above, was down 3.3% as compared with first quarter fiscal 2005 operating income of $73.1 million. Excluding these charges, first quarter fiscal 2006 operating income grew 20.8% to $88.2 million as compared with first quarter fiscal 2005 operating income.
The integration of Memec is proceeding well with synergy cost savings ahead of expectations. Most activities are expected to be substantially complete by the end of March 2006 and 100 percent complete by the end of fiscal year 2006. As a result of additional efficiencies identified in the Americas and EMEA, the Company is increasing its expected annualized operating expense synergy benefits by $30 million over previous estimates, to $150 million. These synergy savings are in addition to the more than $10 million of interest savings resulting from the elimination of substantially all of Memec’s debt. The IT systems in EMEA are expected to be converted by the end of the second quarter of fiscal 2006. In the Asia region, the IT systems and logistics integrations are also expected to be completed during the second quarter of fiscal 2006.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our Electronics Marketing and support teams worldwide are off to an excellent start on the Memec integration. Using the proven integration process that we have developed over the years, our team has not only delivered the projected savings but, they have also thus far retained essentially all of Memec’s revenues. In addition, further cost savings opportunities have been identified that should facilitate future earnings growth and allow us to accelerate the achievement of our long-term financial goals. At Technology Solutions, we had our fourth straight quarter of double digit year-over-year revenue growth and our ninth straight quarter of year-over-year improved operating income margin.”
The Company used $442 million of free cash flow (as defined in the Cash Flow Activity section on page 5 of this press release) in the first quarter of fiscal 2006. Included in the cash used for the quarter was (1) $297 million related to the acquisition of Memec, net of $52 million of cash acquired and including the payoff of $268 million of Memec debt; (2) $59 million in accelerated contributions to the Company’s pension plan; (3) $17 million used in connection with refinancing activities, primarily the premium paid in connection with the repurchase of $254 million principal amount of 8% Notes due November 15, 2006; and (4) $20 million representing the cash portion of restructuring charges, integration costs and charges recorded through purchase accounting resulting from the Memec acquisition.
During the first quarter fiscal 2006, the Company completed an offering of $250 million principal amount of 6.00% Notes due 2015 and completed the repurchase of $254 million principal amount of 8.00% Notes due November 15, 2006. The Company also amended and restated its existing unsecured revolving credit facility to both increase the size of the facility from $350 million to $500 million and to extend the term. The amended and restated credit facility now expires in October 2010. In addition, the Company increased its Accounts Receivable Securitization program to $450 million from $350 million.
Ray Sadowski, Chief Financial Officer, stated: “Our improved financial performance over the last several quarters, including significant cash flow generation, has allowed us to significantly improve our capital structure. In addition, we completed a number of refinancing activities during the quarter which provide strategic flexibility to fund future growth.”
Operating Groups
Electronics Marketing (“EM”) sales of $2.11 billion in the first quarter fiscal 2006 were up 35.0% on a year-over-year basis and 30.3% sequentially, due primarily to the Memec acquisition. On a pro forma basis, including sales of Memec in the prior year periods, first quarter fiscal 2006 sales were down 1.8% on a year-over-year basis and 4.8% sequentially. Excluding the impact of foreign currency translation, EM sales for first quarter fiscal 2006 were down 1.7% year-over-year and 3.7% sequentially, including Memec’s sales in the prior periods. Including Memec’s sales in the prior sequential period, EM sales in the Americas and EMEA decreased 5.1% and 7.8%, respectively, while Asia sales remained flat on a sequential quarterly basis. EM operating income of $69.9 million for first quarter fiscal 2006 was 18.7% higher than the prior year first quarter and 7.1% higher than the prior sequential quarter operating income of $65.3 million.
Mr. Vallee added, “In the September quarter, EM’s results were a reflection of the regional markets they serve. Stronger demand in Asia, where we grew 7.0% on a year-over-year basis including Memec’s sales in the year ago quarter, was offset by a 7.3% decline in EMEA and a 2.2% decline in the Americas. The weak conditions in Europe were somewhat worse than normal seasonality and had a negative impact on operating income in the quarter. Overall inventory levels are very healthy and demand appears to be improving in Asia and the Americas.”
Technology Solutions (“TS”) sales of $1.16 billion in the first quarter fiscal 2006 were up 11.7% year-over-year and down 4.0% sequentially. Excluding the impact of foreign currency translation, TS sales for first quarter fiscal 2006 were up 11.5% on a year-over-year basis and down 3.3% sequentially. On a year-over-year basis, TS first quarter sales in the Americas, EMEA and Asia increased 14.1%, 3.6% and 23.3%, respectively. TS operating income was $32.6 million, a 19.2% increase as compared with first quarter fiscal 2005 operating income of $27.3 million, and its operating income margin of 2.81% increased by 17 basis points over the prior year first quarter.
Mr. Vallee further commented, “I am extremely pleased with Technology Solutions first quarter performance as they had another quarter of strong year-over-year growth in sales, operating income and return on capital. TS enhanced their solutions offerings in the quarter with the addition of the Oracle business applications suites targeted at the small to midsize business (“SMB”) segment. Our focus on providing sophisticated business solutions in a cost-effective manner is a key element of the growth and success of our VAR partners. We continue to see strength in the SMB segment and expect the December quarter to experience its typically strong seasonal pattern.”
Outlook
Looking forward to Avnet’s second quarter fiscal 2006, management expects sales for Electronics Marketing to be in the range of $2.050 billion to $2.100 billion and anticipates sales for Technology Solutions to be in the range of $1.425 billion to $1.525 billion. Therefore, Avnet’s consolidated sales should be in the range of $3.475 billion to $3.625 billion for second quarter fiscal 2006.
Management expects earnings to be in the range of $0.40 to $0.44 per share, excluding the expensing of stock-based compensation amounting to approximately $0.02 per share. The earnings per share guidance also does not include the additional future charges associated with continuing restructuring activities and the integration of Memec, which management expects will amount to between $0.09 and $0.13 per share, and the amortization of intangibles associated with the acquisition of Memec, which amount has not yet been determined.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate,” “expect,” believe,” and “should.” Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share, the Company’s ability to continue to successfully execute the integration plans, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring and integration, debt extinguishment and stock compensation activities in the periods presented.
Management believes that operating income adjusted for restructuring and integration charges is useful to investors to assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring and integration costs as an indicator of ongoing operating margin performance and underlying trends in the business. Similarly, management has disclosed operating income excluding the impacts of stock compensation expense because the accounting treatment on a year-over-year basis for option grants has changed with the adoption of SFAS 123R and the Company has expanded its equity grant activity under other stock compensation programs because of this accounting change, which results in non-comparable results on a year-over-year basis without taking this impact into account. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management similarly believes pre-tax income, net income and diluted earnings per share adjusted for the impact of restructuring, integration, debt extinguishment and stock compensation costs is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes pre-tax income, net income and diluted EPS excluding the impact of these charges provides an important measure of the Company’s net results of operations for the investing public.
Management has also disclosed herein certain historical results of Avnet combined with the historical results of Memec for the corresponding period. Management believes such comparative analysis is helpful to investors to provide a basis with which to relate current year results to historical periods prior to the close of the Memec acquisition. Management uses similar pro forma data to analyze performance for internal operational goal setting and performance management.
However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
The results for the quarter ended October 1, 2005 included the impacts of certain charges detailed below, the impacts of which are also portrayed in the table on page 1 of this press release.
•	Restructuring charges, amounting to $7.3 million pre-tax, $5.3 million after tax and $0.04 per share on a diluted basis, and integration costs, amounting to $6.5 million pre-tax, $4.7 million after tax and

$0.03 per share on a diluted basis. The pre-tax restructuring charges included severance ($4.1 million), reserves for non-cancelable lease commitments ($0.8 million) and write-downs of certain owned assets, IT-related initiatives and other charges ($2.4 million). These charges resulted primarily from the Company’s acquisition of Memec, which closed on July 5, 2005, as the Company took certain actions with respect to the Company’s existing Electronics Marketing operations in all three regions as it completed the first stages of its integration of Memec. $4.9 million of the total restructuring charges required or will require a use of cash, of which cash of approximately $3.5 million was paid during the quarter, and the remaining $2.4 million represented non-cash charges. Integration costs, all of which required the use of cash, related entirely to the Company’s integration of Memec in all three regions, including incremental salaries and professional fees associated with the integration efforts during the quarter and costs incurred during the quarter related to additional travel, meeting, marketing and communication costs resulting from the integration.

•	Debt extinguishment costs associated with the Company’s repurchase during the first quarter of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006 (the “8% Notes”). The Company used the net proceeds from the issuance during the first quarter of $250.0 million principal amount of 6.00% Notes due September 1, 2015 (the “6% Notes”), plus cash on hand, to fund this repurchase. Debt extinguishments costs amounted to $11.7 million pre-tax. The Company also incurred incremental interest expense of approximately $1.5 million pre-tax related to this refinancing as a result of the four weeks during which the tender offer for the 8% Notes was outstanding and, thus, resulted in interest expense paid on both the 8% Notes and the 6% Notes during that period. The Company also earned additional interest income of approximately $0.4 million as the net proceeds from the 6% Notes were invested in interest-bearing accounts until such funds were needed to fund the repurchase of the 8% Notes. The combined effect of these items is $12.8 million pre-tax, $7.7 million after tax and $0.05 per share on a diluted basis.

•	Incremental stock compensation expense in the current quarter (recorded in selling, general and administrative expenses) amounting to $3.8 million pre-tax, $2.3 million after tax and $0.02 per share on a diluted basis resulting from the Company’s adoption in the first fiscal quarter of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R.
Cash Flow Activity
The following table summarizes the Company’s cash flow activity for first quarter fiscal year 2006 including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors to understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Quarter Ended	Quarter Ended
	October 1, 2005	October 2, 2004
	(thousands)
Net income	$24,897	$36,331
Non-cash and other reconciling items	33,858	33,881
Cash flow used for working capital (excluding cash and cash equivalents)	(209,888)	(77,455)

Net cash flow used for operations	(151,133)	(7,243)
Cash flow generated from (used for):
Purchases of property, plant and equipment	(13,149)	(6,246)
Cash proceeds from sales of property, plant and equipment	292	459
Acquisition of operations, net	(297,990)	(1,045)
Effect of exchange rates on cash and cash equivalents	(1,039)	3,165
Other, net financing activities	21,305	(151)

Net free cash flow	$(441,714)	$(11,061)

The significant cash outflow associated with working capital includes the cash payments made during the first quarter amounting to $20 million associated with the restructuring charges, integration costs and charges recorded through purchase accounting from the Memec acquisition, as well as the $59 million accelerated contribution to the Company’s pension plan.
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet (NYSE:AVT) enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 300 suppliers. The Company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. For fiscal year ended, July 2, 2005, Avnet and the recently acquired Memec (closed July 5, 2005) generated combined revenue in excess of $13 billion in the past year through sales in approximately 70 countries.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2005 (1)	2004

Sales	$3,268.3	$2,600.0

Income before income taxes	37.2	52.5

Net income	24.9	36.3

Net income per share:
Basic	$0.17	$0.30
Diluted	$0.17	$0.30

(1)	The results for the first quarter of fiscal 2006 shown above included the impacts of the following items:

- Stock compensation expense amounting to $3.8 million pre-tax, $2.3 million after tax and $0.02 per share on a diluted basis associated with the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R.

- Restructuring charges, amounting to $7.3 million pre-tax, $5.3 million after tax and $0.04 per share on a diluted basis, and integration costs, amounting to $6.5 million pre-tax, $4.7 million after tax and $0.03 per share on a diluted basis. These integration costs and substantially all of the restructuring costs resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec.

- Debt extinguishment costs amounting to $11.7 million pre-tax, $7.1 million after tax and $0.05 per share on a diluted basis related to the repurchase of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the net proceeds from the issuance during the first quarter of $250.0 million principal amount of 6.00% Notes due September 15, 2015, plus cash on hand, to fund this repurchase. Because the tender offer for the 8.00% Notes was open for four weeks after the 6.00% Notes had been issued, the Company incurred net incremental interest expense of approximately $1.1 million pre-tax, $0.6 million after tax and less than $0.01 per share on a diluted basis as a result of these duplicative borrowings.

The combined impact of the items discussed above amounted to $30.3 million pre-tax, $20.0 million after tax and $0.14 per share on a diluted basis. See Consolidated Statements of Operations for further discussion of these items and the related impacts.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2005 (1)	2004

Sales	$3,268,265	$2,600,001
Cost of sales	2,845,032	2,250,391

Gross profit	423,233	349,610
Selling, general and administrative expenses (1)	338,770	276,539
Restructuring charges (2)	7,324	—
Integration costs (2)	6,462	—

Operating income	70,677	73,071
Other income, net	1,877	273
Interest expense (3)	(23,729)	(20,871)
Debt extinguishment costs (3)	(11,665)	—

Income before income taxes (4)	37,160	52,473

Income tax provision	12,263	16,142

Net income (4)	$24,897	$36,331

Net earnings per share (4):
Basic	$0.17	$0.30

Diluted	$0.17	$0.30

Shares used to compute earnings per share:
Basic	144,769	120,523

Diluted	146,951	121,280

(1)	The results for the first quarter of fiscal 2006 shown above include $3.8 million pre-tax (included entirely in selling, general and administrative expenses), $2.3 million after tax and $0.02 per share on a diluted basis of incremental stock compensation expense resulting from the Company’s adoption of SFAS 123R, which requires the Company to record compensation expense associated with stock option grants, and additional expenses associated with increased grants under other stock compensation programs in response to SFAS 123R.

(2)	The results for the first quarter of fiscal 2006 shown above include restructuring charges, amounting to $7.3 million pre-tax, $5.3 million after tax and $0.04 per share on a diluted basis, and integration costs, amounting to $6.5 million pre-tax, $4.7 million after tax and $0.03 per share on a diluted basis. The integration costs and substantially all of the restructuring charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. These charges included severance related to reduction of Avnet headcount and consolidation of certain Avnet facilities resulting from the integration of Memec’s personnel and facilities, in addition to writedowns of certain owned assets and capitalized IT-related initiatives that were rendered redundant as a result of the Memec acquisition.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — (CONTINUED)
(THOUSANDS EXCEPT PER SHARE DATA)

(3)	During the first quarter of fiscal 2006, the Company incurred debt extinguishment costs amounting to $11.7 million pre-tax. These costs related to the Company’s repurchase of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006. The Company used the net proceeds from the issuance during the first quarter of $250 million principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund this repurchase. Because the tender offer for the 8.00% Notes was open for four weeks after the 6.00% Notes had been issued, the Company incurred net incremental interest expense of approximately $1.1 million pre-tax. The combined effect of these items is $12.8 million pre-tax, $7.7 million after tax and $0.05 per share on a diluted basis.

(4)	The combined impact of the items discussed in Notes 1-3 amounted to $30.3 million pre-tax, $20.0 million after tax and $0.14 per share on a diluted basis.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	OCTOBER 1,	JULY 2,
	2005	2005
Assets:
Current assets:
Cash and cash equivalents	$204,666	$637,867
Receivables, net	2,269,232	1,888,627
Inventories	1,570,170	1,224,698
Other	70,368	31,775

Total current assets	4,114,436	3,782,967
Property, plant and equipment, net	174,086	157,428
Goodwill	1,345,841	895,300
Other assets	275,023	262,520

Total assets	5,909,386	5,098,215

Less liabilities:
Current liabilities:
Borrowings due within one year	101,285	61,298
Accounts payable	1,558,240	1,296,713
Accrued expenses and other	468,502	359,507

Total current liabilities	2,128,027	1,717,518
Long-term debt, less due within one year	1,168,652	1,183,195
Other long-term liabilities	53,001	100,469

Total liabilities	3,349,680	3,001,182

Shareholders’ equity	$2,559,706	$2,097,033

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2005	2004
Cash flows from:

Operations:
Net income	$24,897	$36,331

Add non-cash and other reconciling items:
Depreciation and amortization	16,742	15,089
Deferred taxes	(572)	9,383
Non-cash restructuring charges	2,359	—
Other, net	15,329	9,409

Receivables	(21,202)	32,706
Inventories	(88,603)	(71,086)
Accounts payable	(11,849)	(21,425)
Accrued expenses and other, net	(88,234)	(17,650)

Net cash flows used for operating activities	(151,133)	(7,243)

Financing:
Issuance of notes in public offering, net of issuance costs	248,358	—
Repayment of notes	(253,331)	(2,956)
Proceeds from (repayment of) bank debt, net	14,064	(38,095)
Proceeds from other debt, net	(578)	(89)
Other, net	21,305	(151)

Net cash flows used for financing activities	29,818	(41,291)

Investing:
Purchases of property, plant, and equipment	(13,149)	(6,246)
Cash proceeds from sales of property, plant and equipment	292	459
Acquisition of operations, net	(297,990)	(1,045)

Net cash flows used for investing activities	(310,847)	(6,832)

Effect of exchange rates on cash and cash equivalents	(1,039)	3,165

Cash and cash equivalents:
decrease	(433,201)	(52,201)
at beginning of year	637,867	312,667

at end of period	$204,666	$260,466

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED
	OCTOBER 1,	OCTOBER 2,
	2005	2004
SALES

Electronics Marketing	$2,111.1	$1,564.2

Technology Solutions	1,157.2	1,035.8

Consolidated	$3,268.3	$2,600.0

OPERATING INCOME (LOSS)

Electronics Marketing	$69.9	$58.9

Technology Solutions	32.6	27.3

Corporate	(18.0)	(13.1)

Consolidated Before Restructuring and Integration Charges	84.5	73.1

Restructuring and Integration Charges	(13.8)	—

Consolidated	$70.7	$73.1